Exhibit 12.1

CapLease, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges

(dollars in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30
	2010	2009	2010	2009
Earnings:
Net income	$(1,153)	$(3,373)	$(4,327)	$(639)
Interest expense	21,011	22,386	64,041	68,120
Portion of rental expense representing interest	35	44	112	140
Total earnings	$19,893	$19,057	$59,826	$67,621

Fixed Charges:
Interest expense	$21,011	$22,386	$64,041	$68,120
Portion of rental expense representing interest	35	44	112	140
Total	$21,046	$22,430	$64,153	$68,260

Ratio of Earnings to Fixed Charges	0.95	0.85	0.93	0.99

CapLease, Inc. and Subsidiaries
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30
	2010	2009	2010	2009
Earnings:
Net income	$(1,153)	$(3,373)	$(4,327)	$(639)
Interest expense	21,011	22,386	64,041	68,120
Portion of rental expense representing interest	35	44	112	140
Total earnings	$19,893	$19,057	$59,826	$67,621

Combined Fixed Charges and Preference Dividends:
Interest expense	$21,011	$22,386	$64,041	$68,120
Portion of rental expense representing interest	35	44	112	140
Preferred Stock Dividends	1,625	711	3,992	2,133
Total	$22,672	$23,141	$68,145	$70,393

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.88	0.82	0.88	0.96